Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private or confidential. Redacted information is indicated by “[***]”.

    FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into as of December 9, 2025 (the “Effective Date”), by and between 2834 COLORADO AVENUE, LLC, a Delaware limited liability company (“Landlord”), and FIGS, INC., a Delaware corporation (“Tenant”).

    RECITALS

A.    Landlord and Tenant are parties to that certain Office Lease dated as of November 26, 2018 (the “Original Lease”), pursuant to which Landlord leases to Tenant, and Tenant leases from Landlord, certain space consisting of approximately 26,118 rentable square feet (the “Original Premises”) on the ground floor of the building located at 2834 Colorado Avenue, Santa Monica, California (“Building”), all as more particularly described in the Original Lease.
B.    Landlord and Tenant desire to amend the Original Lease to, among other things, (i) relocate Tenant to certain space constituting all of the rentable square footage of the fourth (4th) floor of the Building (the “Relocated Premises”) (i.e., consisting of approximately 39,260 rentable square feet), (ii) provide for Tenant’s early surrender and vacation of the Original Premises prior to the original Expiration Date, (iii) extend the Lease Term with respect to the Relocated Premises, and (iv) provide for a license for Tenant to access and use the Temporary Premises (as defined below) until the Temporary Premises Surrender Date, all in accordance with the terms and conditions set forth below. The Relocated Premises is approximately depicted on Exhibit A attached hereto and made a part hereof.
    AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.    Defined Terms; Recitals. All capitalized terms used herein but not specifically defined in this Amendment shall have the meanings ascribed to such terms in the Original Lease. The term “Lease” where used in the Original Lease and this Amendment shall hereafter refer to the Original Lease, as amended by this Amendment. Landlord and Tenant acknowledge and agree that the above Recitals are true and correct in all respects.

2.    Modification of Premises.

(a)    Surrender of Original Premises. Landlord and Tenant hereby acknowledge and agree that on or prior to the date which is fifteen (15) days following the Relocation Date (defined below) (the “Original Premises Surrender Date”), notwithstanding any contrary provision contained in the Original Lease, but subject to the terms of this Amendment, Tenant shall quit and surrender and deliver to Landlord exclusive possession of the Original Premises, in accordance with the terms and conditions of the Original Lease, subject to Section 12 below; provided, however, that notwithstanding anything contained in the Lease to the contrary, Tenant shall not be required to remove any alterations and/or improvements therein existing as of the Effective Date. Effective as of the Original Premises Surrender Date, Tenant's lease of the Original Premises shall terminate and be of no further force or effect, and Landlord and Tenant shall be relieved of their respective obligations under the Lease with respect to the Original Premises, except those obligations under the Lease that expressly survive the expiration or earlier termination of the Lease (collectively, the “Surviving Obligations”), including, without limitation, Tenant's indemnification obligations under the Lease and Tenant's obligation to pay reconciled Tenant’s Share of Direct Expenses with respect to the Original Premises. Tenant shall continue to pay all

Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private or confidential. Redacted information is indicated by “[***]”.

Base Rent, Tenant’s Share of Direct Expenses, and other amounts payable under the Lease with respect to the Original Premises in accordance with the terms of the Lease, up to and including the Original Premises Surrender Date.

(b)    Relocation Date.

(i)    Landlord shall use reasonable efforts to deliver possession of the Relocated Premises to Tenant on or before April 15, 2026 (the “Estimated Relocation Date”). Effective as of the earlier of (with such earlier date referred to as the “Relocation Date”): (i) the date Tenant first commences to conduct business operations from the Relocated Premises (i.e., not merely preparing the Relocated Premises for the conduct of business (such as installing fixtures or storing equipment)), and (ii) the later of (1) the date Landlord delivers possession of the Relocated Premises to Tenant with the Landlord Work Substantially Complete, as such terms are defined below, or (2) the Estimated Relocation Date, Landlord hereby leases the Relocated Premises to Tenant, and Tenant hereby leases the Relocated Premises from Landlord, pursuant to the terms and conditions of the Original Lease (except where expressly modified by this Amendment). Accordingly, effective on the Original Premises Surrender Date, any and all references in the Lease to the term “Premises” shall mean and refer solely to the Relocated Premises (and not the Original Premises, except as pertaining to any Surviving Obligations).

(ii)    If the Relocation Date does not occur within three hundred sixty five (365) days following the Estimated Relocation Date, as such 365-day period shall be extended due to Force Majeure and Tenant Delay (as hereinafter defined), Tenant shall have the right, by written notice delivered to Landlord no later than thirty (30) days after the expiration of the 365-day period (but in any event, before the Relocation Date occurs), to terminate the Lease, in which case the Lease shall terminate on such 30th day and Landlord and Tenant shall each be discharged from all further obligations and liabilities under the Lease (other than those obligations and liabilities which expressly survive Lease termination).

(c)    Holdover of Original Premises. Notwithstanding anything to the contrary contained herein, if Tenant does not timely vacate and surrender the Original Premises (and complete Tenant's restoration and repair obligations in connection therewith) on or before the Original Premises Surrender Date, then, without limiting Landlord’s other rights and remedies, and without limiting Tenant’s obligations with respect to the Relocated Premises, (x) the same shall be deemed a holdover pursuant to the terms of Article 16 of the Original Lease and shall constitute Surviving Obligations, including, without limitation, Tenant’s obligation to pay holdover rent for the Original Premises pursuant to the terms of the Original Lease (and such obligation shall survive the expiration or earlier termination of the Lease), and (y) at Landlord’s election (in its sole and absolute discretion), the Original Premises shall remain as part of the Premises for purposes of all of Tenant’s obligations, duties and liabilities, but not rights, until such time that Tenant surrenders the Original Premises to Landlord in accordance with the terms of the Lease; provided, however, that nothing contained in this Section 2(c) shall be construed as Landlord’s consent to any holding over by Tenant.

3.    Intentionally Deleted.

4.    Lease Term; Existing Sublease Premises; Temporary Premises.

(a)    Relocation Premises Term. Landlord and Tenant acknowledge and agree that the Original Lease is scheduled to expire on January 31, 2030. Notwithstanding anything to the contrary contained in the Original Lease, the Lease Term (with respect to the Relocated Premises only) shall commence on the Relocation Date and shall expire on the last day of the month which is ninety-one (91) months following the Relocation Date (the “Relocated Premises Term Expiration Date”). The period

Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private or confidential. Redacted information is indicated by “[***]”.

commencing on the Relocation Date and ending on the Relocated Premises Term Expiration Date may be referred to herein as the “Relocated Premises Term”. Effective as of the Relocation Date, all references to the “Lease Term” contained in the Lease shall include the Relocated Premises Term. For the avoidance of doubt, the defined term “Lease Expiration Date” is hereby deemed, from and after the Relocation Date, to refer to the Relocated Premises Term Expiration Date. Notwithstanding anything to the contrary contained in the Original Lease, Tenant shall have no right to renew or extend the Lease Term with respect to the Relocated Premises beyond the Relocated Premises Term Expiration Date (nor shall Tenant have any right to renew or extend the Lease Term with respect to the Original Premises beyond the Relocation Date), except as expressly set forth in this Amendment. Notwithstanding the foregoing, Tenant shall have the two (2) options to extend the Lease Term for five (5) years each (with respect to the Relocated Premises only) pursuant to the terms and conditions of Section 2.2 of the Original Lease (which Option Term shall commence, if at all, on the day following the Relocated Premises Term Expiration Date).

(b)    No Termination Option. Notwithstanding anything to the contrary contained in the Lease, for avoidance of doubt, Section 2.4 of the Original Lease is hereby deleted in its entirety and shall be of no force or effect.

(c)    Relocation Lease Year. For purposes of the Lease, the term “Relocation Lease Year” shall mean each consecutive twelve (12) month period during the Relocated Premises Term; provided, however, that the first Lease Year shall commence on the Relocation Date and end on the last day of the month in which the first anniversary of the Relocation Date occurs (or if such Relocation Date is the first day of a calendar month, then the first Relocation Lease Year shall commence on such Relocation Date and end on the day immediately preceding the first anniversary of such Relocation Date), and the second and each succeeding Relocation Lease Year shall commence on the first day of the next calendar month; and further provided that the last Relocation Lease Year shall end on the expiration date of the Relocated Premises Term.

(d)    Relocated Premises Early Entry. Notwithstanding the foregoing, subject to all Applicable Laws, Tenant may enter the Relocated Premises commencing as of the date which is thirty (30) days prior to the Relocation Date, upon receipt of reasonable written consent from Landlord, for the sole purpose of installing Tenant's furniture, fixtures and equipment in the Relocated Premises; provided, however, Tenant shall only be permitted to enter such portions of the Relocated Premises, and at such times, as Landlord reasonably determines will not interfere with the performance of any work being performed by or on behalf of Landlord. Notwithstanding the foregoing, in no event shall Tenant enter the Relocated Premises until such time as Tenant has delivered to Landlord all monetary amounts due upon execution of this Amendment and provided Landlord with evidence that Tenant has fulfilled its obligation to provide insurance with respect to the Relocated Premises pursuant to the Lease. Such early entry in and of itself will not advance the Relocation Date unless Tenant commences to conduct business from the Relocated Premises. All of the provisions of this Amendment shall apply to Tenant during any early entry, including, without limitation, the indemnities set forth in this Amendment and Tenant's obligation to not interfere with the performance of any work being performed by or on behalf of Landlord, but excluding only Tenant's obligation to pay any Base Rent, Tenant’s Share of Direct Expenses, parking costs, or utility costs, with respect to the Relocated Premises until the Relocation Date, whereupon the same shall immediately commence. During any such early entry, Landlord shall not be responsible for any loss, including theft, damage or destruction to any work or material installed or stored by Tenant at the Relocated Premises or for any injury to Tenant or its agents, employees, contractors, subcontractors, subtenants, assigns, licensees or invitees, except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s agents. Landlord shall have the right to post appropriate notices of non-responsibility in connection with any early entry by Tenant.

Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private or confidential. Redacted information is indicated by “[***]”.

(e)    Existing Sublease Premises; Temporary Premises. Landlord and Tenant acknowledge that Tenant is currently subleasing space on the third (3rd) floor of the Building containing approximately 20,033 rentable square feet (the “Existing Sublease Premises” or the “Temporary Premises”, as both are used herein) pursuant to the terms of that certain Sublease dated March 17, 2022 (as may be amended, the “Existing Sublease”), as consented to by Landlord pursuant to the terms of that certain letter agreement dated March 17, 2022 (the “Sublease Consent”), which Existing Sublease is scheduled to expire upon the expiration of that certain Office Lease dated June 8, 2018 (as amended from time to time, the “Master Lease”) by and between [***], and Landlord (i.e., on January 31, 2026).

(i)    Landlord and Tenant further acknowledge and agree that (i) any default by Tenant under the Existing Sublease or the Sublease Consent shall also be deemed a default by Tenant under the Lease, and such default shall be subject to the terms of the Lease in addition to the terms of the Existing Sublease and the Sublease Consent; (ii) Tenant is in possession of the Existing Sublease Premises pursuant to the Existing Sublease and (iii) Tenant shall not be obligated to vacate and surrender the Existing Subleased Premises upon the expiration of the Master Lease on January 31, 2026 (it being the intent of the parties that, subject to Landlord’s rights with respect to any default, Tenant simply continue its occupancy under the terms of Section 4(e)(ii) below; provided, however, that Tenant acknowledges and agrees that (a) Landlord, [***], and/or their contractors, agents, consultants, or designees, shall have the right to enter the Premises to perform restoration obligations and/or other work prior to the expiration of the Master Lease (and/or during the Temporary Premises Occupancy Period), and (b) the performance of the same shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent payable pursuant to the Lease and/or the Master Lease. In connection with the foregoing, Tenant shall execute any amendment to the Existing Sublease reasonably necessary to allow [***] (and/or contractors, agents, consultants, or designees) to enter the Premises and perform such restoration obligations on or before the expiration of the Master Lease. In addition, Tenant agrees that, to Tenant’s knowledge as of the date of this Amendment: (a) Landlord is not in default beyond applicable notice and cure period under the Existing Sublease and/or the Master Lease with respect to the Existing Sublease Premises; and (b) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Existing Sublease as and when same becomes due (except as set forth explicitly in the Sublease).

(ii)    Commencing on February 1, 2026 and continuing until the Original Premises Surrender Date (the "Temporary Premises Surrender Date"), Tenant shall have a temporary license to continue to access, possess and use the Temporary Premises, subject to the terms and conditions of this Section 4(e). Landlord and Tenant acknowledge and agree that such license shall be non-exclusive and, without limiting the same, agrees that Landlord (and to the extent applicable, [***]) shall have the right to access, restore, improve, alter, and/or repair the Existing Sublease Premises during Tenant’s license thereof, provided that Landlord shall not grant any additional occupancy or use (as opposed to access in connection with inspection or to perform work therein) rights to the Temporary Premises to third parties during the Temporary Premises Occupancy Period. The period commencing on February 1, 2026 and ending on the Temporary Premises Surrender Date shall hereinafter be referred to as the "Temporary Premises Occupancy Period". Tenant shall only utilize the Temporary Premises for the Permitted Use. Tenant's occupancy of the Temporary Premises shall be on an "as-is", "with all faults" basis, and otherwise subject to all of the terms and conditions of the Lease, except to the extent otherwise set forth in this Section 4(e). During the Temporary Premises Occupancy Period, all references in the Lease to the “Premises” shall refer to the Temporary Premises as well as the Premises; provided, however, notwithstanding the foregoing or anything to the contrary set forth in the Lease, with respect to the Temporary Premises only, (i) in no event shall Landlord be obligated to construct improvements or perform or pay for any other work, repair or maintenance whatsoever in the Temporary Premises in order to prepare the Temporary Premises for Tenant’s occupancy (but Landlord shall be obligated to perform Landlord’s ongoing maintenance and repair obligations expressly set forth in the Lease) or provide any

Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private or confidential. Redacted information is indicated by “[***]”.

rent concessions, free rent periods, or allowances for improvements or alteration; (ii) Tenant shall have no right to sublicense or allow any other party to use or occupy the Temporary Premises or any portion thereof or to perform any alterations or improvements thereto; (iii) Tenant shall not be required to pay Base Rent or Tenant’s Share of Direct Expenses with respect to the Temporary Premises during the Temporary Premises Occupancy Period; and (iv) without limiting the generality of the foregoing, Section 10 of this Amendment and Section 2.2 of the Original Lease shall in no event apply with respect to the Temporary Premises.

(iii)    Notwithstanding anything to the contrary set forth in this Amendment or in the Existing Sublease, (x) Tenant shall vacate and surrender the Temporary Premises to Landlord immediately upon the Temporary Premises Surrender Date in accordance with the Sublease Surrender Obligations (as defined below), and (y) immediately upon the Temporary Premises Surrender Date, Tenant shall have no further right whatsoever to enter upon, occupy, or otherwise use or access the Temporary Premises. If Tenant holds over in the Temporary Premises after the expiration of the Temporary Premises Occupancy Period (which shall include leaving any equipment or property of Tenant within the Temporary Premises unless otherwise agreed to by the parties in writing, in each of their sole and absolute discretion), then the same shall constitute a Default under the Lease and, in addition to all other rights and remedies of Landlord in connection therewith, such holdover shall be subject to the terms and conditions of Article 16 of the Original Lease (which shall not reduce any other amounts due and payable by Tenant, including rental amounts with respect to the Premises during the Lease Term), except that the holdover rent payable for the Temporary Premises for any holdover period shall equal $160,000.00 per month, prorated on a per diem basis for partial months of such holdover period. As used herein, the “Sublease Surrender Obligations” mean Tenant shall surrender the Temporary Premises in broom-clean condition and otherwise in as good condition as received, normal wear and tear and damage caused by casualty or condemnation excepted and shall remove all of Tenant’s furniture, trade fixtures, equipment, and other personal property (provided that Landlord shall have the right to require that Tenant does not remove any furniture, fixtures, or equipment left behind by [***] in the Temporary Premises). Without limiting Landlord’s rights and remedies under the Master Lease with respect to [***], Tenant shall have no obligation to remove any alterations or improvements to the Temporary Premises existing on the date the Temporary Premises were originally delivered to Tenant under the Existing Sublease or to perform any restoration in connection with such alterations or improvements. If Tenant installs any additions or alterations pursuant to the Existing Sublease or, to the extent approved in writing by Landlord pursuant to the terms of the Original Lease, during the Temporary Occupancy Period pursuant to the Lease, Tenant shall remove such additions or alterations, and repair any damage resulting from such removal; provided, however, that Landlord and Tenant acknowledge and agree that Tenant (as subtenant under the Existing Sublease) did not install any such additions or alteration during the term of the Existing Sublease (but only through the date of this Amendment). Notwithstanding anything contained herein to the contrary, Landlord and Tenant acknowledge and agree that there is furniture, fixtures, and/or equipment owned by [***] currently located within the Temporary Premises (the “[***] FF&E”) and that (i) Tenant may arrange directly with [***] to acquire some or all of the [***] FF&E pursuant to a separate written agreement, in which case Tenant shall deliver a final itemized written list of the [***] FF&E to Landlord and remove such [***] FF&E from the Temporary Premises prior to the Temporary Premises Surrender Date, and (ii) any [***] FF&E that Tenant does not acquire from [***] shall be left by Tenant in the Temporary Premises upon the Temporary Premises Surrender Date.

5.    Rent.

(a)    Original Premises Rent. Tenant shall pay Base Rent and all other amounts due under the Lease with respect to the Original Premises in accordance with the terms of the Original Lease through the Relocation Date. Such Base Rent shall be payable in accordance with the terms of the Original Lease and in addition to all other amounts due under the Lease (including, without limitation,

Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private or confidential. Redacted information is indicated by “[***]”.

Tenant’s Share of Direct Expenses, and any amounts owed with respect to the Relocated Premises and/or the Original Premises pursuant to the terms of the Lease).

(b)    Relocated Premises Base Rent. Effective as of the Relocation Date and continuing for the remainder of the Relocated Premises Term, Tenant shall pay Base Rent with respect to the Relocated Premises in accordance with the following schedule. Such Base Rent shall be payable in accordance with the terms of the Original Lease and in addition to all other amounts due under the Lease (including, without limitation, Tenant’s Share of Direct Expenses, and any amounts owed with respect to the Relocated Premises and/or the Original Premises pursuant to the terms of the Lease).

Period of Relocated Premises Term:	Base Rent
Relocation Lease Year 1	$249,301.00 per month*
Relocation Lease Year 2	$256,780.03 per month
Relocation Lease Year 3	$264,483.43 per month
Relocation Lease Year 4	$272,417.93 per month
Relocation Lease Year 5	$280,590.47 per month
Relocation Lease Year 6	$289,008.19 per month
Relocation Lease Year 7	$297,678.43 per month
Relocation Lease Year 8	$306,608.78 per month
*Subject to Section 5(c) below.

    (c)    Base Rent Credit. Subject to the terms and conditions of this Section 5(c), provided that Tenant is not then in monetary or material non-monetary Default under the Lease, Tenant shall be credited with the payment of Base Rent otherwise due and payable with respect to the Relocated Premises for the first seven (7) months of the Relocated Premises Term only (the “Base Rent Credit”), as and when the same becomes due and payable (for a total maximum Base Rent Credit equal to $1,745,107.00 in the aggregate, subject to the terms hereof). No such Base Rent Credit shall reduce or limit any other amounts which are otherwise payable by Tenant under the Lease (including, without limitation, Tenant’s Share of Direct Expenses). Tenant understands and agrees that the foregoing Base Rent Credit is conditioned upon Tenant's not being in monetary or material non-monetary Default under the Lease. Accordingly, upon the occurrence of any monetary or material non-monetary Default under the Lease for which Landlord has elected to terminate the Lease pursuant to the terms of the Lease, the foregoing Base Rent Credit shall immediately become null and void, and any then-unamortized Base Rent previously credited to Tenant (amortized on a straight line basis over the period of the Relocated Premises Term) shall immediately become due and payable, and Tenant shall no longer receive any further credit on account of such Base Rent Credit. Tenant agrees and acknowledges that notwithstanding the fact that Landlord may elect not to cause the Base Rent Credit to become null and void on account of any particular monetary or material non-monetary Default by Tenant, Landlord shall at all times retain the right to cause the Base Rent Credit to become null and void in the event of any monetary or material non-monetary Default by Tenant for which Landlord has elected to terminate the Lease pursuant to the terms of the Lease.

    (d)    Electricity Costs. Notwithstanding anything to the contrary contained in the Lease, Tenant acknowledges and agrees that Tenant shall be solely responsible to pay directly to Landlord (separate from Direct Expenses), upon demand from time to time, any and all costs of electricity actually utilized at the Relocated Premises (including, without limitation, during early access pursuant to Section 4(d) above), without mark-up to Landlord. To Landlord’s actual knowledge, the Relocated Premises is submetered as of the date of this Amendment.

Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private or confidential. Redacted information is indicated by “[***]”.

    (e)    Direct Expenses. In addition to the monthly installment of Base Rent, during the Relocated Premises Term, Tenant shall pay Tenant’s Share of Direct Expenses (and all other amounts due and payable under the Lease) for the Relocated Premises in accordance with the terms and conditions set forth in the Original Lease, except that, effective as of the Relocation Date, Tenant's Share with respect to the Relocated Premises shall equal (a) with respect to Building Operating Expenses, 27.49% (based upon the Relocated Premises containing approximately 39,260 rentable square feet and the Building containing approximately 142,829 rentable square feet), and (b) with respect to Project Operating Expenses, approximately 19.34% (based upon the Relocated Premises containing approximately 39,260 rentable square feet of space and the Project containing approximately 202,995 rentable square feet of space). Tenant's Share shall be subject to adjustment by Landlord pursuant to the terms and conditions of the Original Lease. Notwithstanding anything to the contrary contained in the Lease, effective as of the Relocation Date, (i) the Base Year shall be calendar year 2026, and (ii) Tenant shall have no obligation to pay for any Operating Expenses attributable to the initial twelve (12) months of the Relocated Premises Term.

6.    Right of First Refusal to Lease. Subject to the provisions of this Section 6, Landlord hereby grants the original Tenant named in this Amendment or its Permitted Transferee Assignee which the Lease has been assigned to without Landlord’s consent pursuant to Section 14.7 of the Original Lease (collectively, the “Original Tenant”) a right of first refusal (“Tenant’s ROFR”) to lease any space in the Building that comes available for occupancy (any such space, a "First Refusal Space"). Notwithstanding the foregoing, regarding existing leases and/or existing vacancies in the Building, (i) Tenant’s ROFR shall apply only for space coming available after the expiration or earlier termination of (A) any existing lease pertaining to any First Refusal Space, and (B) as to any First Refusal Space which is vacant as of the date of this Amendment (which shall be deemed to include the Original Premises), the first lease pertaining to any portion of such First Refusal Space (and/or Original Premises) entered into by Landlord after the date of this Amendment (collectively, the "Superior Leases"), including any renewal or extension of such Superior Leases, whether or not such renewal or extension is pursuant to an express written provision in such lease or otherwise, and regardless of whether any such renewal is consummated pursuant to a lease amendment or a new lease, (ii) Tenant’s ROFR shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted prior to the Effective Date hereof to (X) the tenants of the Superior Lease and (Y) any other tenant of the Project (the rights described in items (i) and (ii) above to be known collectively as "Superior Rights"), and (iii) Tenant’s ROFR shall not be triggered by the lease of space in the Project by Landlord to an existing tenant of the Project in connection with the relocation of such existing tenant's premises in the Project. Notwithstanding anything contained herein to the contrary, Tenant’s ROFR shall automatically expire and be of no further force or effect following the expiration or earlier termination of the Relocated Premises Term.

(a)    Procedure for Offer. Landlord shall notify Tenant ("First Refusal Notice") on each occasion, from and after the Effective Date and continuing during the Relocated Premises Term, if any, that Landlord receives a bona fide written offer to lease First Refusal Space from a third party on terms and conditions which are acceptable to Landlord, where no holder of a Superior Right desires to lease such space. For the avoidance of doubt, Landlord is not required to give Tenant a First Refusal Notice for the Original Premises until after the first lease pertaining to such space is entered into by Landlord after the date of this Amendment and such space becomes available for occupancy again thereafter. The First Refusal Notice shall describe the space so offered to Tenant and shall set forth the material economic terms and conditions applicable to Tenant's lease of such space (which shall be the same as agreed upon by Landlord with respect to such bona fide written offer) (collectively, the "Economic Terms").

Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private or confidential. Redacted information is indicated by “[***]”.

        (b)    Procedure for Acceptance. If Tenant wishes to exercise Tenant's ROFR with respect to the space described in the First Refusal Notice, then within ten (10) business days after delivery of the First Refusal Notice to Tenant, Tenant shall deliver an unconditional irrevocable notice to Landlord of Tenant's exercise of Tenant's ROFR with respect to the entire space described in the First Refusal Notice, and the Economic Terms shall be as set forth in the First Refusal Notice. If Tenant does not unconditionally exercise Tenant's ROFR within the ten (10) business day period, then Landlord shall be free to lease the space described in the First Refusal Notice to anyone to whom Landlord desires on any terms Landlord desires (except as set forth below in this Section 6(b)) and Tenant's ROFR shall terminate as to the First Refusal Space described in the First Refusal Notice. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise Tenant's ROFR, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof. If Tenant does not exercise Tenant’s ROFR with respect to the First Refusal Space in the First Refusal Notice, and either (i) Landlord fails to enter into a lease for such space within twelve (12) months following Tenant’s rejection of the First Refusal Space, or (ii) Landlord agrees to lease the First Offer Space to a third party on terms that are Substantially More Favorable Terms (defined below) than those offered to Tenant in the First Refusal Notice, then Tenant’s ROFR will once again apply to such First Refusal Space pursuant to the terms of this Section 6. "Substantially More Favorable Terms" shall mean that the present value of the average "net effective rent" (defined below) offered to the potential tenant is less than ninety-five percent (95%) of the present value of the average net effective rent set forth in the First Refusal Notice, in each case using a commercially reasonable discount rate determined by Landlord. The term "net effective rent" shall mean the net rental amount to be paid to Landlord, taking into account any tenant improvement expenses and allowances to be incurred by Landlord, any other monetary concessions granted by Landlord and any other monetary amounts paid by Landlord (such as brokerage commissions), amortized over the life of the lease term proposed under the First Refusal Notice or the terms to the potential tenant, as applicable.
        (c)    Condition of First Refusal Space. Tenant shall take the First Refusal Space in its "as-is" condition except as otherwise set forth in the Economic Terms.
        (d)    Lease of First Refusal Space. If Tenant timely and properly exercises Tenant's right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall execute an amendment (on Landlord's commercially reasonable form) adding such First Refusal Space to the Lease upon the same non-economic terms and conditions as applicable to the Premises, and upon Landlord's Economic Terms. Unless otherwise specified in Landlord's Economic Terms, Tenant shall commence payment of rent for the First Refusal Space and the Lease Term of the First Refusal Space shall commence upon the date of delivery of such space to Tenant. The term of Tenant's lease of the First Refusal Space shall expire concurrently with the Lease Term of the Premises.
(e)    No Defaults. The rights contained in this Section 6 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in the Lease) if the Original Tenant occupies the entire Relocated Premises as of the date of the First Refusal Notice. Tenant shall not have the right to lease First Refusal Space as provided in this Section 6 if, as of the date of the First Refusal Notice, or, at Landlord's option, as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in Default under the Lease or Tenant has been in Default under the Lease more than once.

7.    Letter of Credit. Landlord and Tenant acknowledge and agree that Landlord currently holds a Letter of Credit in the amount of $1,085,714.50 (the “LC Amount”) as a security for Tenant’s obligations under the Original Lease in the amount of the current Security Deposit. Notwithstanding anything to the contrary contained in the Original Lease (including, without limitation, Article 22), the

Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private or confidential. Redacted information is indicated by “[***]”.

Security Deposit (i.e., the LC Amount) shall be reduced only in accordance with the below schedule in lieu of the schedule contained in Article 22 (provided that all conditions to such reduction set forth in Article 22 of the Original Lease are satisfied):

Reduction Date	Reduction Amount	Security Deposit (i.e., the LC Amount) after Reduction
Last day of the 48th month of the Relocated Premises Term	$271,428.62	$814,285.88
Last day of the 60th month of the Relocated Premises Term	$271,428.62	$542,857.26
Last day of the 72nd month of the Relocated Premises Term	$271,428.62	$271,428.64
Last day of the 84th month of the Relocated Premises Term	$271,428.64	$0.00

8.    Parking.

    (a)    Notwithstanding anything to the contrary contained in the Original Lease, effective as of the Relocation Date, Section 10 of the Summary in the Original Lease shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“Tenant shall be obligated to lease two (2) unreserved parking passes for every 1,000 rentable square feet of the Relocated Premises (the “Required Parking Passes”). Tenant shall have the right, but not the obligation, to lease an additional one and one-half (1.5) unreserved parking pass for every 1,000 rentable square feet of the Relocated Premises, upon the terms and conditions and at the rates provided in Article 28 hereof.”

    (b)    Notwithstanding anything to the contrary contained in the Original Lease, effective as of the Relocation Date, the second (2nd) sentence of Article 28 of the Original Lease shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“In addition, Tenant shall have the right, but not the obligation, to lease from Landlord (and if Tenant so elects, Landlord shall lease to Tenant) an additional one and one-half (1.5) unreserved parking pass for every 1,000 rentable square feet of the Premises, upon the terms and conditions and at the rates provided in Article 28 hereof, which Tenant shall have the right to lease (or elect to no longer lease) upon thirty (30) days prior written notice to Landlord.”

9.    Condition of Relocated Premises.

(a)    Except as expressly set forth in this Amendment, Tenant shall, as of the Relocation Date, lease the Relocated Premises “as is,” “with all faults,” and “without any representations or warranties”. Tenant agrees that Tenant has investigated and inspected the condition of the Relocated Premises and the Building and the suitability of same for Tenant's purposes, subject to Landlord’s obligations with respect to the Relocated Premises expressly set forth in this Amendment (including, without limitation, Sections 9(b) and 10 below). Except as expressly stated in this Amendment, Tenant

Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private or confidential. Redacted information is indicated by “[***]”.

acknowledges that neither Landlord nor any agent or employee of Landlord has made any representations or warranty with respect to the Relocated Premises or the Building or with respect to its suitability for the conduct of Tenant's business. Except as expressly stated herein, Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Relocated Premises and the Building in its decision to enter into this Amendment and to let the Relocated Premises in its “as-is” condition, subject to Landlord’s obligations with respect to the Relocated Premises expressly set forth in this Amendment (including, without limitation, Sections 9(b) and 10 below).

(b)    Notwithstanding the foregoing, if Tenant reasonably determines that the Base, Shell and Core of the Relocated Premises were not in good condition or were not in compliance with Applicable Laws, rules and regulations as of the Relocation Date, or if it is determined that there exist any defects in the Base, Shell and Core and such non-compliance or defects are not due to (i) Alterations and/or the tenant improvements constructed in the Premises by or on behalf of Tenant (and specifically excluding the Landlord Work), or (ii) Tenant’s particular use of, or activities or work in, the Premises, then Landlord shall remedy such defects or correct such non-compliance at Landlord’s cost, and subject to Section 19.5.2 of the Original Lease, within a commercially reasonable time after Landlord’s receipt of written notice thereof (provided that such notice must be received within one hundred eighty (180) days following the Relocation Date, failing which this Section 9(b) shall no longer be in force or effect).

(c)    For avoidance of doubt, any supplemental HVAC serving the server room of the Relocated Premises shall be subject to the terms and conditions of Section 6.6 of the Original Lease.

10.     Landlord Work. Landlord shall, on a one-time basis only, using Project standard materials, specifications, guidelines and procedures (except to the extent otherwise designated by Landlord or as otherwise stated on Exhibit B), perform improvements within the Relocated Premises pursuant to and in accordance with design, terms and specifications of the space plan and scope of work attached hereto as Exhibit B (collectively, the “Landlord Work”). The exact scope and specifications for each element of the Landlord Work shall be reasonably determined by Landlord, so long as it is consistent with the immediately preceding sentence and Exhibit B. In the event of a conflict between Exhibit B and the Lease (including this Amendment), Exhibit B shall control. The Landlord Work shall be performed and constructed in a good and workmanlike manner, and the Relocated Premises (including the Landlord Work) shall comply with all Applicable Laws and be code-compliant as of the Relocation Date. Landlord shall perform the Landlord Work at Landlord’s sole cost, subject to Section 10(c) below.

(a)    The term “Substantial Completion” and “Substantially Complete” shall mean the completion of the Landlord Work as reasonably determined by Landlord, subject only to punch list items identified by Tenant in a written notice to Landlord delivered within ten (10) business days after Landlord tenders possession of the Relocated Premises, such that none of the Landlord Work remaining incomplete or needing adjustment shall materially impair, or prevent the obtaining of permits for, Tenant’s use, occupancy and enjoyment of the Relocated Premises. In the event of any dispute as to whether Substantial Completion has occurred, the sign-off by the municipal building inspector shall be conclusive, subject to Tenant Delays. “Tenant Delay” shall mean an actual delay in the completion of the Landlord Work to the extent resulting from any or all of the following: (1) Tenant's requested modifications to the scope of the Landlord Work and any change orders, provided that such Tenant Delay shall not require a separate notice and cure period pursuant to the next sentence so long as Landlord delivers an estimate to Tenant of the resulting Tenant Delay at the time of Tenant’s requested modification or change order; (2) Tenant's request for materials, finishes, or installations which are not readily available, (3) Tenant’s uncompleted work or Alterations being contained within the scope of the same building permit as the Landlord Work, or (4) any other act or failure to act by Tenant, or its

Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private or confidential. Redacted information is indicated by “[***]”.

architect, employees, agents, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant. In the event of any Tenant Delay, Landlord shall notify Tenant in writing of such delay, and in the event Tenant does not cure such delay within twenty-four (24) hours of receipt of such written notice, the Tenant Delay shall be deemed to have commenced as of the date Tenant received such written notice, and the date of Substantial Completion shall be deemed to be the date which the Substantial Completion of the Landlord Work would have been achieved but for such Tenant Delays. Notwithstanding the foregoing sentence, in the event a Tenant Delay causes an actual delay in the completion of the Landlord Work, Landlord shall still be required to Substantially Complete Landlord’s Work, and unless otherwise agreed to in writing by the parties, and subject to Tenant’s right of early entry pursuant to Section 4(d) above, Landlord shall not be required to deliver possession of the Premises to Tenant, and Tenant shall not be required to accept possession of the Premises from Landlord, until such completion.

(b)    Tenant shall not (and Tenant shall ensure that its agents do not) interfere with the performance of the Landlord Work and shall reasonably cooperate with Landlord in connection with the performance of the Landlord Work, including, without limitation, by moving any equipment and other property of Tenant or Tenant’s agents which Landlord or its contractor may reasonably request be moved. Landlord shall be permitted to perform the Landlord Work during Tenant's occupancy of the Relocated Premises pursuant to the terms of this Amendment, during normal business hours (or any hours), without any obligation to pay overtime or other premiums. Tenant hereby agrees that the performance of the Landlord Work shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent payable pursuant to the Lease, except as otherwise stated herein and subject to Section 19.5.2 of the Lease. Except for damages to the extent caused by Landlord’s gross negligence or misconduct, Landlord shall have no responsibility for, or for any reason be liable to Tenant, for any direct or indirect injury to or interference with Tenant's business arising from the performance of the Landlord Work, nor shall Tenant be entitled to any compensation or damages for loss of the use of the whole or any part of the Relocated Premises or of Tenant's personal property or improvements resulting from the performance of the Landlord Work or Landlord's or Landlord's contractor's or agent's actions in connection with the performance of the Landlord Work, or for any inconvenience or annoyance occasioned by the performance of the Landlord Work or Landlord's or Landlord's contractor's or agent's actions in connection with the performance of the Landlord Work.

(c)    Tenant shall be responsible for any actual out of pocket increase in the cost of performing the Landlord Work to the extent resulting from the negligence or willful misconduct of Tenant or the Tenant Parties (and Tenant shall pay any such increased costs to Landlord within thirty (30) days of receipt of an invoice therefor). In addition, should Tenant request any change in the scope of the Landlord Work, then Tenant shall be responsible for all actual out of pocket costs and expenses incurred by Landlord in connection therewith (payable within thirty (30) days of receipt of an invoice therefor); provided, however, Landlord shall have no obligation to change the scope of the Landlord Work (and any election to do so shall be in Landlord's reasonable discretion).

Notwithstanding the foregoing, in addition to the Landlord Work that Landlord is performing at Landlord’s sole cost and expense, Landlord and Tenant acknowledge and agree that there is additional work at the Relocated Premises which Tenant may elect to have Landlord perform, concurrently with the Landlord Work, on Tenant’s behalf at Tenant’s sole cost and expense (the “Additional Work”), subject to the terms of this paragraph. A draft list of such work is listed in “Table I” on the “Alternate List” attached hereto as Exhibit B-1 (but such work does not include “Table II”, which may be performed by Tenant, at Tenant’s sole cost and expense, as an Alteration (subject to the terms of the Lease applicable to Alterations)). Tenant shall provide Landlord with a finalized list of the

Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private or confidential. Redacted information is indicated by “[***]”.

desired items to be included as Additional Work by December 19, 2025. Landlord shall have its contractor price out each desired item on Tenant’s finalized list and share the cost estimates with Tenant once received. After receipt of such cost estimates (but no later than five (5) days thereafter), Tenant shall notify Landlord in writing (which may be via email) which desired items Tenant elects for Landlord to perform as the Additional Work, at Tenant’s sole cost and expense. The total cost estimate for the items Tenant elects Landlord to perform is referred to as the “Cost Estimate”. Tenant shall pay fifty percent (50%) of the Cost Estimate to Landlord on or before the later of (i) January 15, 2026 and (ii) the date that is ten (10) days after Tenant has notified Landlord of the desired items Tenant elects for Landlord to perform in accordance with this paragraph. Tenant shall pay the remaining fifty percent (50%) of the Cost Estimate to Landlord within ten (10) days after Landlord provides Tenant with written notice of substantial completion of the Additional Work. In the event that Landlord performs such Additional Work, it shall be deemed a part of the Landlord Work for all purposes, except that the costs therefor shall remain subject to reimbursement by Tenant in accordance with this paragraph.

(d)    Landlord covenants that it will obtain from Landlord’s contractor a one (1) year contractor warranty with respect to the Landlord Work. Landlord shall make available to Tenant the benefit of any warranties and guaranties by Landlord's contractor and material providers to the extent relating to the Landlord Work; provided, however, that Landlord does not warrant that the Premises or any component thereof shall be free of defects or shall not require maintenance and/or repair within any particular period of time (without limiting the terms of Section 9(b) above or Landlord’s ordinary repair and maintenance obligations under the Lease). Landlord shall, following written notice from Tenant identifying such breach with reasonable specificity, as Tenant’s sole and exclusive remedy therefor (except for and subject to Section 9(b) above and Landlord’s ordinary repair and maintenance obligations under the Lease) use commercially reasonable efforts to enforce any applicable warranty. In connection with the performance of any such warranty work, (i) subject to the terms and conditions of the Lease, Landlord or its contractors, agents, or employees shall have the right to enter upon the Premises and/or into the Building at any time during normal business hours (except that Landlord may enter at any time, without notice, in case of an emergency) to perform such work, and in no event shall the performance of such work by Landlord entitle Tenant to any abatement of rent or other compensation so long as Landlord uses commercially reasonable efforts to minimize any material interference with Tenant's access to or use of the Premises for Tenant's normal business operations as a result of the performance of any such work, except as otherwise stated in Section 19.5.2 of the Original Lease; and (ii) Tenant shall cooperate with Landlord in identifying the defect in question. Notwithstanding the foregoing, Landlord's obligations under this Section 10(d) shall not apply with respect to defects or damage arising due to work performed by or on behalf of Tenant (including, without limitation, any Alterations or other improvements performed by or on behalf of Tenant) and/or the acts or omissions of Tenant and/or its agents, employees, contractors, assignees, invitees, sublessees, or assignees. If Tenant does not deliver written notice to Landlord of any breach of a warranty as to the Premises while it is in effect, then Landlord shall have no further obligation to use commercially reasonable efforts to enforce such warranty as set forth in this Section 10(d), but rather such condition shall be subject to the repair, maintenance and replacement obligations of Landlord and Tenant as expressly set forth in the Lease.

11.    CASp. Landlord hereby discloses to Tenant, in accordance with California Civil Code Section 1938, and Tenant hereby acknowledges that the Relocated Premises have not undergone an inspection by a Certified Access Specialist (CASp) to determine whether the Relocated Premises meet all applicable construction-related accessibility standards pursuant to California Civil Code §55.51 et seq. As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.

Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private or confidential. Redacted information is indicated by “[***]”.

Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

12.    FF&E. Landlord and Tenant shall reasonably work together after the Effective Date to determine what, if any, existing furniture, fixtures and equipment (the “FF&E”) owned by FIGS and located in the Original Premises shall be left in the Original Premises, and all of Tenant’s right, title, and interest in and to such FF&E shall be conveyed to Landlord. Upon the parties reaching such agreement, Landlord and Tenant shall enter into a commercially reasonable bill of sale, or separate written agreement, in connection therewith. Notwithstanding anything to the contrary contained in this Amendment or in the Original Lease, Tenant shall not remove any voice and/or data cabling from the Original Premises as part of its surrender obligations, and all such cabling shall be left in place upon surrender (without removal of any portion of the same, except for such de minimis portions as may be needed to remove Tenant’s equipment and personal property).

13.    Broker. Landlord and Tenant each represents and warrants to the other that it has not dealt with any broker with respect to this Amendment, other than [***] representing Tenant, and Lincoln Property Company representing Landlord (collectively, the “Amendment Brokers”). Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Amendment Brokers, occurring by, through, or under the indemnifying party. The Amendment Brokers shall be compensated by Landlord pursuant to the provisions of a separate written agreement between Landlord and such Amendment Brokers.

14.    Estoppel. Tenant agrees that, to Tenant’s knowledge as of the date of this Amendment: (a) Landlord is not in default under the Lease; and (b) there are no existing defenses or offsets, or claims or any basis for a claim, that Tenant has against Landlord.

15.    Authority. Each party represents and warrants to the other that it has full power and authority to enter into this Amendment and the person signing on its behalf has been fully authorized to do so by all necessary corporate or partnership action on its part.

16.    Original Lease in Full Force; Inconsistency. Except for those provisions which are inconsistent with this Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain unmodified and in full force and effect. Landlord and Tenant ratify the Original Lease, as amended hereby. In the event of any inconsistency between the terms of this Amendment and the terms of the Original Lease, the terms of this Amendment shall govern and control.

17.    Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties had signed the same signature page. Each party hereto, and their respective successors and assigns, shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile, email or other electronic means (e.g. DocuSign) as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original

Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private or confidential. Redacted information is indicated by “[***]”.

ink signatures. Landlord and Tenant (a) intend to be bound by the signatures (whether original or electronic) on any document sent or delivered by electronic mail or other electronic means, (b) are aware that the other party will rely on such signatures and acknowledgements, and (c) hereby waive any defenses to the enforcement of the terms of this Amendment based on the foregoing forms of signature and acknowledgement. If this Amendment has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

18.    Attorneys' Fees. In the event either party shall commence an action to enforce any provision of this Amendment (or the Lease), the prevailing party in such action shall be entitled to receive from the other party, in addition to damages, equitable or other relief, any and all costs and expenses reasonably incurred, including reasonable attorneys' fees and court costs and the fees and costs of expert witnesses, and fees incurred to enforce any judgment obtained. This provision with respect to attorneys' fees incurred to enforce a judgment shall be severable from all other provisions of the Lease, shall survive any judgment, and shall not be deemed merged into the judgment.

19.    Tenant’s Notice Address. Notwithstanding anything to the contrary contained in the Original Lease, any notice required to be given to Tenant under the Lease shall be in writing and shall be effective upon receipt or refusal to accept delivery, or the date of first attempted delivery of such notice, having been sent by U.S. mail, postage prepaid, via registered or certified mail return receipt requested, or by a nationally recognized overnight courier, to the following addresses, as applicable:

If before the Relocation Date:
FIGS, Inc.
2834 Colorado Avenue, Suite 100
Santa Monica, California 90404
Attention: General Counsel

With a copy of all notices by e-mail to:
legal@wearfigs.com

If on or after the Relocation Date:
FIGS, Inc.
2834 Colorado Avenue, Suite 400
Santa Monica, California 90404
Attention: General Counsel

With a copy of all notices by e-mail to:
legal@wearfigs.com

20.     Building Signage. Landlord and Tenant acknowledge that the parties are contemplating the installation of exterior Building signage for FIGS. The parties shall work in good faith to reasonably agree upon the location, and terms and conditions, for such signage after the Effective Date. Upon agreement, Landlord and Tenant shall enter into a separate written agreement memorializing such agreement, provided that any such signage shall in any event (i) be fabricated (in accordance with Landlord’s requirements), installed, maintained, repaired, and/or replaced by Tenant at Tenant’s sole cost, and (ii) comply with Applicable Laws.

Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private or confidential. Redacted information is indicated by “[***]”.

21.     Disclosure. Landlord acknowledges and agrees that Tenant may publicly file this Amendment, and the Original Lease, in accordance with Tenant’s investor reporting obligations. Neither Landlord nor Tenant shall issue a press release or other public announcement regarding this Amendment or the Lease without the prior written consent of the other party, not to be unreasonably withheld, conditioned, or delayed.

[Signature page follows]

    IN WITNESS WHEREOF, this Amendment is executed as of the Effective Date.

LANDLORD:

2834 COLORADO AVENUE, LLC,
a Delaware limited liability company

By: /s/ Jack Walter
Name: Jack Walter
Title: Managing Member

TENANT:

FIGS, INC.,
a Delaware corporation

By: /s/ Catherine Spear
Name: Catherine Spear
Title: CEO

Signature Page to First Amendment to Office Lease

EXHIBIT A

RELOCATED PREMISES

Ex. A

EXHIBIT B

SPACE PLAN AND SCOPE OF LANDLORD WORK

[attached]

Ex. B

EXHIBIT B-1

ALTERNATE LIST